Exhibit (d)(2)

August 5, 2015

MA Industrial JV LLC

c/o Atlas Holdings LLC

100 Northfield Street

Greenwich, CT 06830

Attn: Tim Fazio

c/o Mueller Industries, Inc.

8285 Tournament Drive, Suite 150

Memphis, TN 38125

Attn: Greg Christopher

Re:	Equity Commitment Letter

Ladies and Gentlemen:

DENO Investment CO. II (including its successors or assigns, the “Investor”) is pleased to offer this commitment, subject to the terms and conditions contained herein, to purchase, directly or indirectly, equity interests in MA Industrial JV LLC, a newly-formed Delaware limited liability company (“Parent”). It is contemplated that MA Industrial Sub Inc., a newly-formed Michigan corporation that is a wholly owned subsidiary of Parent (“Merger Sub”), will merge with and into Tecumseh Products Company, a Michigan corporation (the “Company”), with the Company being the surviving corporation, pursuant to the terms of an Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Parent and Merger Sub (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement” and such transactions contemplated thereby, the “Merger”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Commitment. The Investor hereby agrees to contribute, or cause to be contributed, as an equity contribution to Parent, an aggregate amount equal to $47,851,107.01 (the “Contribution”) substantially contemporaneously with the Closing. The proceeds of the Contribution, along with the amounts to be paid or contributed by all other investors (the “Other Investors”) under their respective Equity Financing Commitments (such aggregate amount, the “Commitments”) shall be used by Parent, to the extent necessary, solely to fund (i) the purchase all shares of Company Common Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the Acceptance Date, (ii) the aggregate Merger Consideration, (iii) the amounts due to holders of Stock Options, SARs, Phantom Shares, RSUs and DSUs pursuant to Sections 2.04(a) and (c) of the Merger Agreement, and (iv) related costs, fees and expenses required to be paid by Parent or Merger Sub or, after the Closing, the Surviving Corporation in connection with the Merger or the Equity Financing, in each case of clauses (i) – (iv), pursuant to and in accordance with the terms of, and subject to the conditions of, the Offer and the Merger Agreement. The undersigned will at the Closing have sufficient funds to fund the Contribution. Notwithstanding anything else to the contrary in this letter agreement, the cumulative liability of the Investor under this letter agreement shall at no time exceed such Investor’s Contribution. The amount of the Contribution hereunder may be reduced, on a dollar-for-dollar basis, in the sole discretion of Parent to the extent that Parent does not require the full amount of the Contribution for the purpose of the payments to be made at or in connection with the Closing. The Investor may allocate and/or assign all or a portion of its Contribution to other Persons, and its Contribution hereunder will be reduced by any amounts actually contributed to Parent by such Persons (and not returned) at or prior to the Closing Date. Notwithstanding the foregoing, the Investor agrees that any such assignment shall not relieve such Investor of its obligation to fund its Contribution until such assignee actually funds such assigned portion of the Contribution, and then only to the extent of such funding.

2. Closing Conditions. The Investor’s obligation to make the Contribution pursuant to this letter agreement is subject to the satisfaction, prior to or contemporaneously with the Closing, of the following conditions: (a) the satisfaction, or express written waiver by Parent of the conditions precedent to the obligations of Parent to consummate the Offer set forth in Annex I of the Merger Agreement.

3. Enforcement/Recourse. The Company shall have no right to enforce this letter agreement; provided that, to the extent the Company has obtained an order of specific performance pursuant to, and subject to the conditions in, Section 11.04(c) of the Merger Agreement, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby and shall be entitled to an injunction or an order of specific performance (or any other non-monetary equitable remedy) to cause the applicable portion of the Contribution to be funded (for the avoidance of doubt, subject to the satisfaction of the conditions set forth in Section 2 of this letter agreement). Concurrently with the execution and delivery of this letter agreement, the Investor is executing and delivering to the Company a Guarantee (the “Guarantee”) in accordance with the Merger Agreement. The Company’s (i) claims or remedies against the Investor under its Guarantee, (ii) rights as a third party beneficiary as set forth in this Section 3 and Sections 5, 6, 7, 9 and 12, (iii) claims or remedies against Parent, Merger Sub and their respective successors or assignees under the Merger Agreement, (iv) claims or remedies against the Investor or any of its affiliates under the Confidentiality Agreement (as defined in the Merger Agreement), (v) claims or remedies against any Other Investor and its assignees under its Guarantee and (vi) rights as a third party beneficiary as set forth in Sections 3, 5, 6, 7, 9 and 12 of the Equity Financing Commitment of each Other Investor shall, and are intended to be, the sole and exclusive direct or indirect claims or remedies available to the Company and its Affiliates against the Investor, any former, current or future direct or indirect director, officer, employee, agent or affiliate of the Investor, any former, current or future, direct or indirect holder of any equity interests or securities of the Investor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of the Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate, controlling person, representative or assignee of any of the foregoing (each such Person, a “Related Person”) (provided that a Related Person shall not include any Other Investor solely in its capacity as such or as a Guarantor under its Equity Financing Commitment or Guarantee, respectively) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including without limitation in the event Parent breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Investor’s breach of its obligations under this letter agreement; provided that, in the event the Company successfully compels specific performance of the obligations of Parent and Merger Sub to consummate the Offer and the Merger (in accordance with, and subject to the terms and conditions set forth in, of the Merger Agreement), and the Investor shall have made the Contribution, then neither the Company nor any other Person (including the Company’s equityholders, Affiliates and Subsidiaries) shall have any remedy against the Investor or any Related Person (other than as set forth in clauses (iii) and (iv) of this sentence), including under the Guarantee. By its acceptance hereof, Parent acknowledges and agrees that, other than as set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) of the immediately preceding sentence with respect to the Investor, Parent, Merger Sub or the Other Investors (including their successors and assignees), as applicable, (a) notwithstanding that the Investor may be a limited liability entity, no recourse hereunder or under the Merger Agreement or the Investor’s Guarantee may be had against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement, the Merger Agreement or the Investor’s Guarantee for any claim based on, in respect of or by reason of such obligations or by their creation. In no event shall this letter agreement or any portion of the Contribution be enforced by the Company unless the enforcement of the unfunded Equity Financing Commitments of the Other Investors, dated as of the date hereof, is being substantially concurrently pursued by the Company (if such enforcement is necessary).

4. Expiration. All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms (provided that, for the avoidance of doubt, any purported termination of the Merger Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 4(a)), (b) if the Contribution has been funded in accordance with the terms hereof, the Closing, and (c) the Company or any of its controlled Affiliates, directly or indirectly, asserting in any legal proceeding a claim in connection with the Merger Agreement or any of the transactions contemplated thereby against (i) the Investor under the Guarantee (except in the event that the such claim is determined by a court of competent jurisdiction to have been brought improperly because the Merger Agreement was not validly terminated, in which case the obligations under this letter agreement shall not expire and terminate in respect of such claim pursuant to this Section 4), (ii) the Investor that is expressly prohibited hereunder or (iii) any Related Party in violation of Section 3 hereof. For the purposes of this Section 4, “Related Party” means (A) the Investor or any Person controlled by the Investor that holds an interest in Parent, (B) any limited partner (or similar interest holder) of the Investor, (C) any general partner, managing member or controlling person of the Investor or (D) any director, officer or employee of the Persons in (A) or (C) (in each case, in their capacities as such); provided that a Related Party shall not include any Other Investor solely in its capacity as such under its Equity Financing Commitment or Guarantee.

5. No Assignment. Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by Parent without the Investor’s and the Company’s prior written consent, and the granting of such consent in any given instance shall be solely in the discretion of the Investor and the Company, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this commitment in contravention of this Section 5 shall be null and void. The Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, this letter agreement.

6. No Other Beneficiaries. Parent and the Investor acknowledge that the Company shall be a third party beneficiary of the provisions set forth in Sections 3, 4, 5, 6, 7, 9 and 12 of this letter agreement. Except for the third party beneficiary rights provided to the Company under Sections 3, 4, 5, 6, 7, 9 and 12 of this letter agreement, this letter agreement shall be binding on the Investor solely for the benefit of Parent, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Parent (but solely at the direction of the Investor as contemplated hereby) any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Contribution or any provisions of this letter agreement; provided, that, notwithstanding anything to the contrary in this letter agreement, any Related Person shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Sections 3, 6, 9, 10, 11 and 12), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, no creditor of Parent shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement, except that the Company may enforce this letter agreement in accordance with the proviso in the first sentence of Section 3.

7. Representations and Warranties. The Investor hereby represents and warrants that (a) it has all requisite corporate power and authority to enter into letter agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this letter agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Investor and no other proceedings on the part of the Investor are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and is valid, binding, and enforceable in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (d) the execution, delivery and performance by the Investor of this letter agreement does not and will not violate the organizational documents of the Investor or any applicable Law; and (e) it has uncalled capital commitments in excess of the Contribution.

8. Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of Sections 2 through 6, 9 and 10 hereof. No party hereto shall assert, and each party hereto shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

9. Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this letter agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject matter hereof, may not be enforced in or by the applicable courts in accordance with this Section 9.

10. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.

11. Headings. Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

12. Governing Law; Entire Agreement; Amendment; Counterparts. This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This letter agreement, the Guarantee and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among Parent or any of its Affiliates, on the one hand, and the Investor or any of its Affiliates, on the other hand, with respect to the subject matter hereof. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company, the Investor and Parent. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

13. Notices. All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Investor:

Mueller Industries, Inc.

8285 Tournament Drive, Suite 150

Memphis, TN 38125

Attn: Greg Christopher

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Facsimile: (212) 728-9981

Attention: Serge Benchetrit and Sean M. Ewen

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this letter agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

If to the Parent, as provided in Section 11.01 of the Merger Agreement.

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Very truly yours,

DENO INVESTMENT CO. II

By:	/s/ Kent Schenk
Name:	Kent Schenk
Title:	President

By:	/s/ James Davidson
Name:	James Davidson
Title:	Secretary

Agreed to and accepted as of the date first written above:

MA INDUSTRIAL JV LLC

By:	/s/ Timothy J. Fazio
Name:	Timothy J. Fazio
Title:	Co-President

MA INDUSTRIAL JV LLC

By:	/s/ Gregory L. Christopher
Name:	Gregory L. Christopher
Title:	Co-President

[Equity Financing Commitment]